Exhibit 10.15

4700 River Road, Riverdale, MD

PURCHASE AND SALE AGREEMENT

by and between

HUB REALTY COLLEGE PARK I, LLC,

as Seller,

and

GOVERNMENT PROPERTIES INCOME TRUST,

as Purchaser

June 14, 2010

i

6.5	Existing Leases, Etc.	9
6.6	Agreements, Etc.	10
6.7	Not a Foreign Person	10

SECTION 7.	REPRESENTATIONS AND WARRANTIES OF PURCHASER	11
7.1	Status and Authority of the Purchaser	12
7.2	Action of the Purchaser	12
7.3	No Violations of Agreements	12
7.4	Litigation	12

SECTION 8.	COVENANTS OF THE SELLER	13
8.1	Approval of Agreements	13
8.2	Operation of Property	13
8.3	Compliance with Laws, Etc.	13
8.4	Compliance with Agreements	13
8.5	Notice of Material Changes or Untrue Representations	13
8.6	Insurance	13
8.7	Cooperation	13
8.8	Approval of 2011 Capital Expenditure Budget	13

SECTION 9.	APPORTIONMENTS	14
9.1	Real Property Apportionments	14
9.2	Closing Costs	16

SECTION 10.	DAMAGE TO OR CONDEMNATION OF PROPERTY	17
10.1	Casualty	17
10.2	Condemnation	17
10.3	Survival	18

SECTION 11.	DEFAULT	18
11.1	Default by the Seller	18
11.2	Default by the Purchaser	18

SECTION 12.	MISCELLANEOUS	18
12.1	Allocation of Liability	18
12.2	Brokers	19
12.3	Publicity	19
12.4	Notices	19
12.5	Waivers, Etc.	21
12.6	Assignment; Successors and Assigns	21
12.7	Severability	21
12.8	Counterparts, Etc.	22
12.9	Performance on Business Days	22
12.10	Attorneys’ Fees	22
12.11	Section and Other Headings	22
12.12	Time of Essence	22
12.13	Governing Law	23
12.14	Arbitration	23
12.15	Like Kind Exchange	24
12.16	Recording	24

ii

12.17	Non-liability of Trustees of Purchaser	24
12.18	Waiver	25
12.19	Further Assurances	25
12.20	Financials	25

iii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is made as of June 14, 2010, by and between HUB REALTY COLLEGE PARK I, LLC, a Delaware limited liability company (the “Seller”), and GOVERNMENT PROPERTIES INCOME TRUST, a Maryland real estate investment trust (the “Purchaser”).

WITNESSETH:

WHEREAS, the Seller is the owner of the Property (this and other capitalized terms used and not otherwise defined herein shall have the meanings given such terms in Section 1); and

WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Property, subject to and upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the Seller and the Purchaser hereby agree as follows:

SECTION 1.                 DEFINITIONS.

Capitalized terms used in this Agreement shall have the meanings set forth below or in the section of this Agreement referred to below:

1.1                   “Agreement”  shall mean this Purchase and Sale Agreement, together with any exhibits and schedules attached hereto, as it and they may be amended from time to time as herein provided.

1.2                   “Business Day”  shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in The Commonwealth of Massachusetts are authorized by law or executive action to close.

1.3                   “Closing”  shall have the meaning given such term in Section 2.2.

1.4                   “Closing Date”  shall have the meaning given such term in Section 2.2.

1.5                   “Existing Survey”  shall mean the existing ALTA survey of the Property.

1.6                   “Existing Title Policy”  shall mean the existing title insurance policy for the Property.

1.7                   “Improvements”  shall mean, the Seller’s entire right, title and interest in and to the existing office buildings, fixtures and other structures and improvements situated on, or affixed to, the Land.

1.8                   “Land”  shall mean, the Seller’s entire right, title and interest in and to (a) the parcel(s) of land described in Schedule A hereto, together with (b) all easements, rights of way, privileges, licenses and appurtenances which the Seller may own with respect thereto.

1.9                   “Leases”  shall mean the leases identified in the Rent Roll and any other leases hereafter entered into in accordance with the terms of this Agreement.

1.10                 “Other Property”  shall mean the Seller’s entire right, title and interest in and to (a) all fixtures, machinery, systems, equipment and items of personal property owned by the Seller and attached or appurtenant to, located on and used in connection with the ownership, use, operation or maintenance of the Land or Improvements, if any, and (b) all intangible property owned by the Seller arising from or used in connection with the ownership, use, operation or maintenance of the Land or Improvements, if any.

1.11                 “Permitted Exceptions”  shall mean, collectively, (a) liens for taxes, assessments and governmental charges not yet due and payable or due and payable but not yet delinquent; (b) the Leases; (c) the exceptions to title set forth in the Existing Title Policy (other than those mortgages, deeds of trust and other documents and instruments executed and delivered in connection with the CMBS financing which is to be prepaid on or prior to Closing); (d) all matters shown on the Existing Survey, and (e) such other nonmonetary encumbrances with respect to the Property as may be shown on the Update which are not objected to by the Purchaser (or which are objected to, and subsequently waived, by the Purchaser) in accordance with Section 3.1.

1.12                 “Property”  shall mean, collectively, all of the Land, the Improvements and the Other Property.

1.13                 “Purchase Price”  shall mean Forty-One Million Seven Hundred Thirty-One Thousand Three Hundred Five Dollars ($41,731,305).

1.14                 “Purchaser”  shall have the meaning given such term in the preambles to this Agreement, together with any permitted successors and assigns.

1.15                 “Rent Roll”  shall mean Schedule B to this Agreement.

1.16                 “Seller”  shall have the meaning given such term in the preambles to this Agreement, together with any permitted successors and assigns.

1.17                 “Title Company”  shall mean Stewart Title Guaranty Company.

1.18                 “Update”  shall have the meaning given such term in Section 3.1.

SECTION 2.                 PURCHASE AND SALE; CLOSING.

2.1                   Purchase and Sale.  In consideration of the payment of the Purchase Price by the Purchaser to the Seller and for other good and valuable consideration, the Seller hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Seller, the Property for the Purchase Price, subject to and in accordance with the terms and conditions of this Agreement.

2.2                   Closing.  The purchase and sale of the Property shall be consummated at a closing (the “Closing”) to be held at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts, or at such other location as the Seller and the Purchaser may agree, at 10:00 a.m., local time, on September 17, 2010, as the same may be accelerated or extended pursuant to this Section 2.2 (the “Closing Date”).

Notwithstanding the foregoing, either party may accelerate the Closing Date, by giving not less than ten (10) Business Days prior written notice (an “Acceleration Notice”) to the other, in which event the Closing Date shall be the date set forth in such Acceleration Notice, unless the party receiving the Acceleration Notice gives written notice (a “Rejection Notice”) to the other within five (5) Business Days after its receipt of the Acceleration Notice, which Rejection Notice either objects to the accelerated date set forth in the Acceleration Notice or proposes an alternative accelerated date acceptable to the other party.  In the event that any party shall give a Rejection Notice, the Closing Date shall either be not accelerated and shall occur as set forth in the first paragraph of this Section

2.2 or accelerated to such proposed alternative accelerated Closing Date; provided, however, that the Seller shall have the right to give a Rejection Notice only if the acceleration of the Closing Date will adversely effect the Seller’s ability to conclude a like kind exchange pursuant to Section 12.15, and the Purchaser shall have the right to give a Rejection Notice only if the acceleration of the Closing Date will adversely effect any financing of the acquisition.

In addition, the Purchaser may extend the Closing Date for up to one hundred eighty (180) days (but no later than March 31, 2011), by giving not less than ten (10) Business Days prior written notice (an “Extension Notice”) to the Seller, in which event the Closing Date shall be the date set forth in such Extension Notice unless the Seller gives written notice (an “Extension Rejection Notice”) to the Purchaser within five (5) Business Days after its receipt of the Extension Notice which Extension Rejection Notice either objects to the extended date set forth in the Extension Notice or proposes an alternative extended date acceptable to the Purchaser, in which event, the Closing Date shall either be not extended and shall occur as set forth in the first paragraph of this Section 2.2 or extended to such proposed alternative extended Closing Date; provided, however, that the Seller shall have the right to give an Extension Rejection Notice only if the extension of the Closing Date will adversely effect the Seller’s ability to conclude a like kind exchange pursuant to Section 12.15, and the Purchaser shall have the right to give an Extension Notice only if the extension of the Closing Date will adversely affect any financing of the acquisition.

2.3                   Purchase Price.

(a)           At Closing, the Purchaser shall pay the Purchase Price, subject to adjustment as provided in Article 9, to the Seller.

(b)           The Purchase Price, as adjusted as provided herein, shall be payable by wire transfer of immediately available funds on the Closing Date to an account or accounts to be designated by the Seller.

SECTION 3.                 TITLE, DILIGENCE MATERIALS, ETC.

3.1                   Title.  Prior to the execution of this Agreement, the Seller has delivered the Existing Title Policy and the Existing Survey to the Purchaser.

Within five (5) days after the execution hereof, the Purchaser shall order an update to the Existing Title Policy (an “Update”) from the Title Company.  The Purchaser shall deliver to the Seller a copy of the Update promptly upon receipt thereof.  Promptly after receipt of the Update, but, in any event, prior to the Closing Date, the Purchaser shall give the Seller written notice of any title exceptions (other than Permitted Exceptions) set forth on the Update as to which the Purchaser objects.  The Seller shall have the right, but not the obligation, to attempt to remove, satisfy or otherwise cure any exceptions to title to which the Purchaser so objects.  If, for any reason, in its sole discretion, the Seller is unable or unwilling to take such actions as may be required to cause such exceptions to be removed from the Update, the Seller shall give the Purchaser notice thereof; it being understood and agreed that the failure of the Seller to give prompt notice of objection shall be deemed an election by the Seller not to remedy such matters.  If the Seller shall be unable or unwilling to remove any title defects to which the Purchaser has so objected, the Purchaser may elect (i) to terminate this Agreement or (ii) to consummate the transactions contemplated hereby, notwithstanding such title defect, without any abatement or reduction in the Purchase Price on account thereof (whereupon such objected to exceptions or matters shall be deemed to be Permitted Exceptions).  The Purchaser shall make any such election by written notice to the  Seller given on or prior to the fifth (5th) Business Day after the Seller’s notice of its unwillingness or inability to cure (or deemed election not to cure) such defect and time shall be of the essence with respect to the giving of such notice.  Failure of the Purchaser to give such notice shall be deemed an election by the Purchaser to proceed in accordance with clause (ii) above.

3.2                   No Other Diligence.  The Purchaser acknowledges that, except as provided in Section 3.1, (i) the Purchaser has had the opportunity to fully investigate and inspect the physical and environmental condition of the Property, and to review and analyze all title examinations, surveys, environmental assessment reports, building evaluations, financial data and other investigations and materials pertaining to the Property which the Purchaser deems necessary to determine the feasibility of the Property and its decision to acquire the Property, (ii) the Purchaser shall not be conducting any further title examinations, surveys, environmental assessments, building evaluations, financial analyses or other investigations with respect to the Property, and (iii) the Purchaser shall not have any right to terminate this Agreement as a result of any title examinations, surveys, environmental assessments, building valuations, financial analyses or other investigations with respect to the Property.

SECTION 4.                 CONDITIONS TO THE PURCHASER’S OBLIGATION TO CLOSE.

The obligation of the Purchaser to acquire the Property shall be subject to the satisfaction of the following conditions precedent on and as of the Closing Date:

4.1                   Closing Documents.  The Seller shall have delivered, or cause to have been delivered, to the Purchaser the following:

(a)           A good and sufficient deed in the form attached as Schedule C hereto, with respect to the Property, in proper statutory form for recording, duly executed and acknowledged by the Seller, conveying title to the Property, free from all liens and encumbrances other than the Permitted Exceptions;

(b)           An assignment by the Seller and an assumption by the Purchaser, in form and substance reasonably satisfactory to the Seller and the Purchaser, duly executed and acknowledged by the Seller and the Purchaser, of all of the Seller’s right, title and interest in, to and under the Leases and including, without limitation, (i) the Seller’s agreement to request the tenants thereunder to provide novation or other agreements as may be required under the Leases in connection with the assignment thereof to the Purchaser, and (ii) the Seller’s agreement to, within one (1) Business Day of receipt thereof, transfer to the Purchaser all rent and other payments made by the tenants under the Leases with respect to the period from and after the Closing Date, and to hold all such rent and other payments in trust for the benefit of the Purchaser pending transfer;

(c)           An assignment by the Seller and an assumption by the Purchaser, in form and substance reasonably satisfactory to the Seller and the Purchaser, duly executed and acknowledged by the Seller and the Purchaser, of all of the Seller’s right, title and interest, if any, in, to and under all transferable licenses, contracts, permits and agreements affecting the Property;

(d)           A bill of sale by the Seller, without warranty of any kind, in form and substance reasonably satisfactory to the Seller and the Purchaser, with respect to any personal property owned by the Seller, situated at the Property and used exclusively by the Seller in connection with the Property (it being understood and agreed that no portion of the Purchase Price is allocated to personal property);

(e)           To the extent the same are in the Seller’s possession, original, fully executed copies of all material documents and agreements, plans and specifications and contracts, licenses and permits pertaining to the Property;

(f)            To the extent the same are in the Seller’s possession, duly executed original copies of the Leases;

(g)           A closing statement showing the Purchase Price, apportionments and fees, and costs and expenses paid in connection with the Closing; and

(h)           Such other conveyance documents, certificates, deeds and other instruments as the Purchaser, the Seller or the Title Company may reasonably require and as are customary in like transactions in sales of property in similar transactions.

4.2                   Title Policy.  The Title Company shall be prepared to issue, upon payment of the title premium at its regular rates, a title policy in the amount of the Purchase Price, insuring title to the Property is vested in the Purchaser or its designee or assignee, subject only to the Permitted Exceptions, with such endorsements as shall be reasonably required by the Purchaser.

4.3                   Environmental Reliance Letters.  The Purchaser shall have received a reliance letter, authorizing the Purchaser and its designees and assignees to rely on the most recent environmental assessment report prepared for the Property, in form and substance reasonably acceptable to the Purchaser.

4.4                   Condition of Property.  The Property shall be in substantially the same physical condition as on the date of this Agreement, ordinary wear and tear and, subject to Section 10.1, casualty excepted.

4.5                   Other Conditions.  All representations and warranties of the Seller herein shall be true, correct and complete in all material respects on and as of the Closing Date and the Seller shall have performed in all material respects all covenants and obligations required to be performed by the Seller on or before the Closing Date.

SECTION 5.                 CONDITIONS TO SELLER’ OBLIGATION TO CLOSE.

The obligation of the Seller to convey the Property to the Purchaser is subject to the satisfaction of the following conditions precedent on and as of the Closing Date:

5.1                   Purchase Price.  The Purchaser shall deliver to the Seller the Purchase Price payable hereunder, subject to the adjustments set forth in Section 2.3, together with any closing costs to be paid by the Purchaser under Section 9.2.

5.2                   Closing Documents.  The Purchaser shall have delivered to the Seller duly executed and acknowledged counterparts of the documents described in Section 4.1, where applicable.

5.3                   Other Conditions.  All representations and warranties of the Purchaser herein shall be true, correct and complete in all material respects on and as of the Closing Date and the Purchaser shall have performed in all material respects all covenants and obligations required to be performed by the Purchaser on or before the Closing Date.

SECTION 6.                 REPRESENTATIONS AND WARRANTIES OF SELLER.

To induce the Purchaser to enter into this Agreement, the Seller represents and warrants to the Purchaser as follows:

6.1                   Status and Authority of the Seller, Etc.  The Seller is duly organized, validly existing and in good standing under the laws of its state of organization or formation, and has all requisite power and authority under its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

6.2                   Action of the Seller, Etc.  The Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by the Seller on or prior to the Closing Date, this Agreement and such document shall constitute the valid and binding obligation and agreement of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

6.3                   No Violations of Agreements.  Neither the execution, delivery or performance of this Agreement by the Seller, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Property pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which the Seller is bound.

6.4                   Litigation.  To the Seller’s actual knowledge, it has not received written notice that any investigation, action or proceeding is pending or threatened, which (i) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, or (ii) involves condemnation or eminent domain proceedings against the Property or any portion thereof.

6.5                   Existing Leases, Etc.  Subject to Section 8.1, other than the Leases listed in the Rent Roll, the Seller has not entered into a contract or agreement with respect to the occupancy of the Property that will be binding on the Purchaser after the Closing.  To the Seller’s actual knowledge: (a) the copies of the Leases heretofore delivered by the Seller to the Purchaser are true, correct and complete copies thereof; and (b) such Leases have not been amended except as evidenced by amendments similarly delivered and constitute the entire agreement between the Seller and the tenants thereunder.  Except as otherwise set forth in the Rent Roll or the Leases: (i) to the Seller’ actual knowledge, each of its Leases is in full force and effect on the terms set forth therein; (ii) to the Seller’s actual knowledge, there are no uncured defaults or circumstances which with the giving of notice, the passage of time or both would constitute a default thereunder which would have a material adverse effect on the business or operations of the Property; (iii) to the Seller’s actual knowledge, each of its tenants is legally required to pay all sums and perform all material obligations set forth therein without any ongoing concessions, abatements, offsets, defenses or other basis for relief or adjustment; (iv) to the Seller’s actual knowledge, none of its tenants has asserted in writing or has any defense to, offsets or claims against, rent payable by it or the performance of its other obligations under its Lease which would have a material adverse effect on the on-going business or operations of the Property; (v) the Seller has no outstanding obligation to provide any of its tenants with an allowance to perform, or to perform at its own expense, any tenant improvements; (vi) none of its tenants has prepaid any rent or other charges relating to the post-Closing period; (vii) to the Seller’s actual knowledge, none of its tenants has filed a petition in bankruptcy or for the approval of a plan of reorganization or management under the Federal Bankruptcy Code or under any other similar state law, or made an admission in writing as to the relief therein provided, or otherwise become the subject of any proceeding under any federal or state bankruptcy or insolvency law, or has admitted in writing its inability to pay its debts as they become due or made an assignment for the benefit of creditors, or has petitioned for the appointment of or has had appointed a receiver, trustee or custodian for any of its property, in any case that would have a material adverse effect on the business or operations of the Property; (viii) to the Seller’s actual knowledge, none of its tenants has requested in writing a modification of its Lease, or a release of its obligations under its Lease in any material respect or has given written notice terminating its Lease, or has been released of its obligations thereunder in any material respect prior to the normal expiration of the term thereof, in any case that would have a material adverse effect on the on-going business or operations of the Property; (ix) to the Seller’s actual knowledge, except as set forth in the Leases, no guarantor has been released or discharged, voluntarily or involuntarily, or by operation of law, from any obligation under or in connection with any of its Leases or any transaction related thereto; and (x) all brokerage commissions currently due and payable with respect to each of its Leases have been paid.  To the Seller’s actual knowledge, the other information set forth in the Rent Roll is true, correct and complete in all material respects.

6.6                   Agreements, Etc.  Other than the Leases, the Seller has not entered into any contract or agreement with respect to the Property which will be binding on the Purchaser after the Closing other than contracts and agreements being assumed by the Purchaser or which are terminable upon thirty (30) days notice without payment of premium or penalty.

6.7                   Not a Foreign Person.  The Seller is not a “foreign person” within the meaning of Section 1445 of the United States Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

The representations and warranties made in this Agreement by the Seller shall be continuing and shall be deemed remade by the Seller as of the Closing Date, with the same force and effect as if made on, and as of, such date.  All representations and warranties made in this Agreement by the Seller shall survive the Closing for a period of three hundred sixty (360) days, and upon expiration shall be of no further force or effect except to the extent that with respect to any particular alleged breach, the Purchaser gives the Seller written notice prior to the expiration of said three hundred sixty (360) day period of such alleged breach with reasonable detail as to the nature of such breach.

Except as otherwise expressly provided in this Agreement or in any documents to be delivered to the Purchaser at the Closing, the Seller has not made, and the Purchaser has not relied on, any information, promise, representation or warranty, express or implied, regarding the Property, whether made by the Seller, on the Seller’s behalf or otherwise, including, without limitation, the physical condition of the Property, the financial condition of the tenants under the Leases, title to or the boundaries of the Property, pest control matters, soil conditions, the presence, existence or absence of hazardous wastes, toxic substances or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns, market data, economic conditions or projections, and any other information pertaining to the Property or the market and physical environments in which they are located.  The Purchaser acknowledges that (i) the Purchaser has entered into this Agreement with the intention of relying upon its own investigation or that of third parties with respect to the physical, environmental, economic and legal condition of the Property and (ii) the Purchaser is not relying upon any statements, representations or warranties of any kind, other than those specifically set forth in this Agreement or in any document to be delivered to the Purchaser at the Closing, made (or purported to be made) by the Seller or anyone acting or claiming to act on the Seller’s behalf.  The Purchaser has inspected the Property and is fully familiar with the physical condition thereof and, subject to the representations and warranties made in this Agreement, shall purchase the Property in its “as is”, “where is” and “with all faults” condition on the Closing Date.  Notwithstanding anything to the contrary contained herein, in the event that any party hereto has actual knowledge of the default of any other party (a “Known Default”), but nonetheless elects to consummate the transactions contemplated hereby and proceeds to Closing, then the rights and remedies of such non-defaulting party shall be waived with respect to such Known Default upon the Closing and the defaulting party shall have no liability with respect thereto.

SECTION 7.                 REPRESENTATIONS AND WARRANTIES OF PURCHASER.

To induce the Seller to enter into this Agreement, the Purchaser represents and warrants to the Seller as follows:

7.1                   Status and Authority of the Purchaser.  The Purchaser is duly organized, validly existing and in good standing under the laws of its state of organization or formation, and has all requisite power and authority under its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

7.2                   Action of the Purchaser.  The Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by the Purchaser on or prior to the Closing Date, this Agreement and such document shall constitute the valid and binding obligation and agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

7.3                   No Violations of Agreements.  Neither the execution, delivery or performance of this Agreement by the Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Purchaser pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which the Purchaser is bound.

7.4                   Litigation.  The Purchaser has received no written notice that any investigation, action or proceeding is pending or threatened which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

The representations and warranties made in this Agreement by the Purchaser shall be continuing and shall be deemed remade by the Purchaser as of the Closing Date with the same force and effect as if made on, and as of, such date.  All representations and warranties made in this Agreement by the Purchaser shall survive the Closing for a period of three hundred sixty (360) days, and upon expiration shall be of no further force or effect except to the extent that with respect to any particular alleged breach, the Seller gives the Purchaser written notice prior to the expiration of said three hundred sixty (360) period of such alleged breach with reasonable detail as to the nature of such breach.

SECTION 8.                 COVENANTS OF THE SELLER.

The Seller hereby covenants with the Purchaser between the date of this Agreement and the Closing Date as follows:

8.1                   Approval of Agreements.  Not to enter into, modify, amend or terminate any Lease or any other material agreement with respect to the Property, which would encumber or be binding upon the Property from and after the Closing Date, without in each instance obtaining the prior written consent of the Purchaser.

8.2                   Operation of Property.  To continue to operate the Property consistent with past practices.

8.3                   Compliance with Laws, Etc.  To comply in all material respects with (i) all laws, regulations and other requirements from time to time applicable of every governmental body having jurisdiction of the Property, or the use or occupancy thereof, and (ii) all material terms, covenants and conditions of all agreements affecting the Property.

8.4                   Compliance with Agreements.  To comply with each and every material term, covenant and condition contained in the Leases and any other material document or agreement affecting the Property and to monitor compliance thereunder consistent with past practices.

8.5                   Notice of Material Changes or Untrue Representations.  Upon learning of any material change in any condition with respect to the Property or of any event or circumstance which makes any representation or warranty of the Seller to the Purchaser under this Agreement untrue or misleading, promptly to notify the Purchaser thereof.

8.6                   Insurance.  To maintain, or cause to be maintained, all existing property insurance relating to the Property.

8.7                   Cooperation.  The Purchaser and the Seller shall reasonably cooperate in complying with the requirements under the Leases in connection with the transfer and assignment of the Property and the Leases to the Purchaser.  The provisions of this Section 8.7 shall survive the Closing hereunder.

8.8                   Approval of 2011 Capital Expenditure Budget.  In the event that the Closing Date shall be extended to a date on or after January 1, 2011 pursuant to the provisions of Section 2.2, the Seller shall prepare for the Purchaser’s review and approval a 2011 capital expenditure budget, which budget shall include, without limitation, budgeted items for “building improvements” and “development and redevelopment”.

SECTION 9.                 APPORTIONMENTS.

9.1                   Real Property Apportionments.  (a)  The following items shall be apportioned at the Closing as of the close of business on the day immediately preceding the Closing Date:

(i)	annual rents, operating costs, taxes and other fixed charges payable under the Leases;

(ii)	percentage rents and other unfixed charges payable under the Leases;

(iii)	fuel, electric, water and other utility costs;

(iv)	municipal assessments and governmental license and permit fees;

(v)	Real estate taxes and assessments other than special assessments, based on the rates and assessed valuation applicable in the fiscal year for which assessed;

(vi)	water rates and charges;

(vii)	sewer and vault taxes and rents; and

(viii)	all other items of income and expense normally apportioned in sales of property in similar situations in the jurisdiction where the Property is located.

If any of the foregoing cannot be apportioned at the Closing because of the unavailability of the amounts which are to be apportioned, such items shall be apportioned on the basis of a good faith estimate by the parties and reconciled as soon as practicable after the Closing Date but, in any event, no later than one (1) year after the Closing Date.

(b)           If there are water, gas or electric meters located at the Property, the Seller shall obtain readings thereof to a date not more than thirty (30) days prior to the Closing Date and the unfixed water rates and charges, sewer taxes and rents and gas and electricity charges, if any, based thereon for the intervening time shall be apportioned on the basis of such last readings.  If such readings are not obtainable by the Closing

Date, then, at the Closing, any water rates and charges, sewer taxes and rents and gas and electricity charges which are based on such readings shall be prorated based upon the per diem charges obtained by using the most recent period for which such readings shall then be available.  Upon the taking of subsequent actual readings, the apportionment of such charges shall be recalculated and the Seller or the Purchaser, as the case may be, promptly shall make a payment to the other based upon such recalculations.  The parties agree to make such final recalculations within sixty (60) days after the Closing Date.

(c)           If any refunds of real property taxes or assessments, water rates and charges or sewer taxes and rents shall be made after the Closing, the same shall be held in trust by the Seller or the Purchaser, as the case may be, and shall first be applied to the unreimbursed costs incurred in obtaining the same, then to any required refunds to tenants under the Leases, and the balance, if any, shall be paid to the Seller (for the period prior to the Closing Date) and to the Purchaser (for the period commencing with the Closing Date).

(d)           If, on the Closing Date, the Property shall be or shall have been affected by any special or general assessment or assessments or real property taxes payable in a lump sum or which are or may become payable in installments of which the first installment is then a charge or lien and has become payable, the Seller shall pay or cause to be paid at the Closing the unpaid installments of such assessments due and as of the Closing Date.

(e)           No insurance policies of the Seller are to be transferred to the Purchaser, and no apportionment of the premiums therefor shall be made.

(f)            At the Closing, the Seller shall transfer to the Purchaser the amount of all unapplied security deposits held pursuant to the terms of the Leases.

(g)           Brokerage commissions, tenant improvement expenses and other amounts payable by the Seller as landlord under Leases entered into by the Seller after the date hereof, or in connection with the renewal or extension of any existing Lease, shall be the responsibility of the Purchaser, and the Purchaser shall reimburse the Seller at the Closing for all such brokerage commissions, tenant improvement expenses and other amounts paid by the Seller prior to the Closing.  The Purchaser shall receive a credit at Closing for all unpaid brokerage commissions, tenant improvement expenses and other amounts payable by the Seller as landlord under Leases entered into by the Seller prior to the date hereof.

(h)           Amounts payable after the date hereof on account of capital expenditures under the 2010 capital expenditure budget prepared as of March 31, 2010 (the “CapEx Budget”) (including, without limitation, budgeted items for “building improvements” and “development and redevelopment”), shall be the responsibility of the Purchaser, and the Purchaser shall reimburse the Seller at the Closing for all amounts paid by the Seller prior to the Closing on account of capital expenditures under the CapEx Budget payable after the date hereof.  The Purchaser shall receive a credit at Closing for all unpaid amounts payable on account of capital expenditures under the CapEx Budget prior to the date hereof.  A copy of the CapEx Budget has been previously provided to the Purchaser.

(i)            If a net amount is owed by the Seller to the Purchaser pursuant to this Section 9.1, such amount shall be credited against the Purchase Price.  If a net amount is owed by the Purchaser to the Seller pursuant to this Section 9.1, such amount shall be added to the Purchase Price paid to the Seller.

(j)            If, on the Closing Date, there are past due rents with respect to any Lease, amounts received by the Purchaser with respect to such Lease after the Closing Date shall be applied, first, to rents due or to become due during the calendar month in which the Closing occurs, and then, to all other rents due or past due in inverse order to the order in which they became due (i.e., first to arrearages most recently occurring, then to older arrearages).  In no event shall the Seller have any right to take any action to collect any past due rents or other amounts following the Closing; provided, however, the Purchaser shall use commercially reasonable efforts to collect such past due rents and other amounts, except that the Purchaser shall have no obligation to institute any legal action or proceeding or otherwise enforce any of its rights and remedies under any Lease in connection with such commercially reasonable efforts.

The provisions of this Section 9.1 shall survive the Closing.

9.2                   Closing Costs.

(a)           The Purchaser shall pay (i) the costs of closing and diligence in connection with the transactions contemplated hereby (including, without limitation, all premiums, charges and fees of the Title Company in connection with the title examination and insurance policies to be obtained by the Purchaser, including affirmative endorsements), (ii) fifty percent (50%) of all documentary, stamp, sales, intangible and other transfer taxes and fees incurred in connection with the transactions contemplated by this Agreement, and (iii) fifty percent (50%) of all state, city, county, municipal and other governmental recording and filing fees and charges.

(b)           The Seller shall pay (i) fifty percent (50%) of all documentary, stamp, sales, intangible and other transfer taxes and fees incurred in connection with the transactions contemplated by this Agreement, and (ii) fifty percent (50%) of all state, city, county, municipal and other governmental recording and filing fees and charges.

(c)           Each party shall pay the fees and expenses of its attorneys and other consultants.

SECTION 10.               DAMAGE TO OR CONDEMNATION OF PROPERTY.

10.1                 Casualty.  If, prior to the Closing, the Property is materially destroyed or damaged by fire or other casualty, the Seller shall promptly notify the Purchaser of such fact.  In such event, the Purchaser shall have the right to terminate this Agreement by giving notice to the Seller not later than ten (10) days after the giving the Seller’s notice (and, if necessary, the Closing Date shall be extended until one day after the expiration of such ten-day period).  If the Purchaser elects to terminate this Agreement as aforesaid, this Agreement shall terminate and be of no further force and effect and no party shall have any liability to the other hereunder.  If less than a material part of the Property shall be affected by fire or other casualty or if the Purchaser shall not elect to terminate this Agreement as aforesaid, there shall be no abatement of the Purchase Price and the Seller shall assign to the Purchaser at the Closing the rights of the Seller to the proceeds, if any, under the Seller’s insurance policies covering the Property with respect to such damage or destruction and there shall be credited against the Purchase Price the amount of any deductible, any proceeds previously received by Seller on account thereof and any deficiency in proceeds.

10.2                 Condemnation.  If, prior to the Closing, a material part of the Property (including access or parking thereto), is taken by eminent domain (or is the subject of a pending taking which has not yet been consummated), the Seller shall notify the Purchaser of such fact promptly after obtaining knowledge thereof and the Purchaser shall have the right to terminate this

Agreement by giving notice to the Seller not later than ten (10) days after the giving of the Seller’s notice (and, if necessary, the Closing Date shall be extended until one day after the expiration of such ten-day period).  If the Purchaser elects to terminate this Agreement as aforesaid, this Agreement shall terminate and be of no further force and effect and no party shall have any liability to the other hereunder.  If less than a material part of the Property shall be affected or if the Purchaser shall not elect to terminate this Agreement as aforesaid, the sale of the Property shall be consummated as herein provided without any adjustment to the Purchase Price (except to the extent of any condemnation award received by the Seller prior to the Closing) and the Seller shall assign to the Purchaser at the Closing all of the Seller’s right, title and interest in and to all awards, if any, for the taking, and the Purchaser shall be entitled to receive and keep all awards for the taking of the Property or portion thereof.

10.3                 Survival.  The parties’ obligations, if any, under this Section 10 shall survive the Closing.

SECTION 11.               DEFAULT.

11.1                 Default by the Seller.  If the transaction herein contemplated fails to close as a result of the default of the Seller hereunder, or the Seller having made any representation or warranty herein which shall be untrue or misleading in any material respect, or the Seller having failed to perform any of the covenants and agreements contained herein to be performed by the Seller, the Purchaser may, as its sole remedy, either (x) terminate this Agreement or (y) pursue a suit for specific performance.

11.2                 Default by the Purchaser.  If the transaction herein contemplated fails to close as a result of the default of the Purchaser hereunder, or the Purchaser having made any representation or warranty herein which shall be untrue or misleading in any material respect, or the Purchaser having failed to perform any of the covenants and agreements contained herein to be performed by it, the Seller may terminate this Agreement (in which case, the Purchaser shall reimburse the Seller for all of the fees, charges, disbursements and expenses of the Seller’s attorneys).

SECTION 12.               MISCELLANEOUS.

12.1                 Allocation of Liability.  It is expressly understood and agreed that the Seller shall be liable to third parties for any and all obligations, claims, losses, damages, liabilities, and expenses to the extent arising out of events, contractual obligations, acts, or omissions of the Seller that occurred in connection with the ownership or operation of the Property during the period in which the Seller owned the Property prior to the Closing and the Purchaser shall be liable to third parties for any and all obligations, claims, losses, damages, liabilities and expenses to the extent arising out of events, contractual obligations, acts, or omissions of the Purchaser that occur in connection with the ownership or operation of the Property during the period in which the Purchaser owns the Property after the Closing.  The provisions of this Section 12.1 shall survive the Closing.

12.2                 Brokers.  Each of the parties hereto represents to the other parties that it dealt with no broker, finder or like agent in connection with this Agreement or the transactions contemplated hereby.  Each party shall indemnify and hold harmless the other party and its respective legal representatives, heirs, successors and assigns from and against any loss, liability or expense, including reasonable attorneys’ fees, charges and disbursements arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any other broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with the indemnifying party.  The provisions of this Section 12.2 shall survive the Closing.

12.3                 Publicity.  The parties agree that, except as otherwise required by law and except for the exercise of any remedy hereunder, no party shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated to any third party without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

12.4                 Notices.  (a)  Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier with confirmed receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

(b)           All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

(c)           All such notices shall be addressed,

if to the Seller, to:

c/o HRPT Properties Trust
400 Centre Street
Newton, Massachusetts  02458
Attn:  Mr. John C. Popeo
[Telecopier No. (617) 928-1305]

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, 34th Floor
Los Angeles, California 90071
Attn:  Meryl K. Chae, Esq.
[Telecopier No. (213) 621-5035]

if to the Purchaser, to:

Government Properties Income Trust
400 Centre Street
Newton, Massachusetts 02458
Attn:  Mr. David M. Blackman
[Telecopier No. (617) 796-8267]

with a copy to:

Sullivan & Worcester LLP
One Post Office Square
Boston, Massachusetts  02109
Attn:  Nancy S. Grodberg, Esq.
[Telecopier No. (617) 338-2880]

(d)           By notice given as herein provided, the parties hereto and their respective successor and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

12.5                 Waivers, Etc.  Subject to the terms of the last paragraph of Section 6, any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party’s right at a later time to enforce or require performance of such provision or any other provision hereof.  This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

12.6                 Assignment; Successors and Assigns.  Subject to Section 12.15, this Agreement and all rights and obligations hereunder shall not be assignable, directly or indirectly, by any party without the written consent of the other, except that the Purchaser may assign this Agreement to any entity wholly owned, directly or indirectly, by the Purchaser; provided, however, that, in the event this Agreement shall be assigned to any one or more entities wholly owned, directly or indirectly, by the Purchaser, the Purchaser named herein shall remain liable for the obligations of the “Purchaser” hereunder.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.  This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.

12.7                 Severability.  If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

12.8                 Counterparts, Etc.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof.

12.9                 Performance on Business Days.  In the event the date on which performance or payment of any obligation of a party required hereunder is other than a Business Day, the time for payment or performance shall automatically be extended to the first Business Day following such date.

12.10               Attorneys’ Fees.  If any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party’s costs and expenses, including reasonable attorneys’ fees incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.

12.11               Section and Other Headings.  The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

12.12               Time of Essence.  Time shall be of the essence with respect to the performance of each and every covenant and obligation, and the giving of all notices, under this Agreement.

12.13               Governing Law.  This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of The Commonwealth of Massachusetts.

12.14               Arbitration.  Any party hereto may elect to submit any dispute hereunder that has an amount in controversy in excess of $250,000 to arbitration hereunder.  Any such arbitration shall be conducted in Boston, Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association then pertaining and the decision of the arbitrators with respect to such dispute shall be binding, final and conclusive on the parties.

In the event any party hereto shall elect to submit any such dispute to arbitration hereunder, the Seller and the Purchaser shall each appoint and pay all fees of a fit and impartial person as arbitrator with at least ten (10) years’ recent professional experience in the general subject matter of the dispute.  Notice of such appointment shall be sent in writing by each party to the other, and the arbitrators so appointed, in the event of their failure to agree within thirty (30) days after the appointment of the second arbitrator upon the matter so submitted, shall appoint a third arbitrator.  If either the Seller or the Purchaser shall fail to appoint an arbitrator, as aforesaid, for a period of ten (10) days after written notice from the other party to make such appointment, then the arbitrator appointed by the party having made such appointment shall appoint a second arbitrator and the two (2) so appointed shall, in the event of their failure to agree upon any decision within thirty (30) days thereafter, appoint a third arbitrator.  If such arbitrators fail to agree upon a third arbitrator within forty five (45) days after the appointment of the second arbitrator, then such third arbitrator shall be appointed by the American Arbitration Association from its qualified panel of arbitrators, and shall be a person having at least ten (10) years’ recent professional experience as to the subject matter in question.  The fees of the third arbitrator and the expenses incident to the proceedings shall be borne equally between the Seller and the Purchaser, unless the arbitrators decide otherwise.  The fees of respective counsel engaged by the parties, and the fees of expert witnesses and other witnesses called for by the parties, shall be paid by the respective party engaging such counsel or calling or engaging such witnesses.

The decision of the arbitrators shall be rendered within thirty (30) days after appointment of the third arbitrator.  Such decision shall be in writing and in duplicate, one counterpart thereof to be delivered to the Seller and one to the Purchaser.  A judgment of a court of competent jurisdiction may be entered upon the award of the arbitrators in accordance with the rules and statutes applicable thereto then obtaining.

12.15               Like Kind Exchange.  At either party’s request, the non-requesting party will take all actions reasonably requested by the requesting party in order to effectuate all or any part of the transactions contemplated by this Agreement as a forward or reverse like-kind exchange for the benefit of the requesting party in accordance with Section 1031 of the Internal Revenue Code and, in the case of a reverse exchange, Rev. Proc. 2000-37, including executing an instrument acknowledging and consenting to any assignment by the requesting party of its rights hereunder to a qualified intermediary or an exchange accommodation titleholder.  In furtherance of the foregoing and notwithstanding anything contained in this Agreement to the contrary, the requesting party may assign its rights under this Agreement to a “qualified intermediary” or an “exchange accommodation titleholder” in order to facilitate, at no cost or expense to the other, a forward or reverse like-kind exchange under Section 1031 of the Internal Revenue Code; provided, however, that such assignment will not relieve the requesting party of any of its obligations hereunder.  The non-requesting party will also agree to issue all closing documents, including the deed, to the applicable qualified intermediary or exchange accommodation titleholder if so directed by the requesting party prior to Closing.  Notwithstanding the foregoing, in no event shall the non-requesting party incur or be subject to any liability that is not otherwise provided for in this Agreement.

12.16               Recording.  This Agreement may not be recorded without the prior written consent of both parties.

12.17               Non-liability of Trustees of Purchaser.  The Amended and Restated Declaration of Trust establishing Government Properties Income Trust, dated June 8, 2009, as amended and supplemented, as filed with the State Department of Assessments and Taxation of Maryland, provides that no trustee, officer, shareholder, employee or agent of Government Properties Income Trust shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, Government Properties Income Trust.  All persons dealing with Government Properties Income Trust in any way shall look only to the assets of Government Properties Income Trust for the payment of any sum or the performance of any obligation.

12.18               Waiver.  The Purchaser hereby acknowledges that it is a sophisticated purchaser of real properties and that it is aware of all disclosures the Seller is or may be required to provide to the Purchaser in connection with the transactions contemplated hereby pursuant to any law, rule or regulation (including those of Massachusetts and those of the state in which the Property is located).   The Purchaser hereby acknowledges that, prior to the execution of this Agreement, the Purchaser has had access to all information necessary to acquire the Property and the Purchaser acknowledges that the Seller has fully and completely fulfilled any and all disclosure obligations with respect thereto.  The Purchaser hereby fully and completely discharges the Seller from any further disclosure obligations whatsoever relating to the Property.

12.19               Further Assurances.  In addition to the actions recited herein and contemplated to be performed, executed, and/or delivered by the Seller and the Purchaser, the Seller and the Purchaser agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered at the Closing or after the Closing any and all such further acts, instruments, deeds and assurances as may be reasonably required to establish, confirm or otherwise evidence the Seller’s satisfaction of any disclosure obligations or to otherwise consummate the transactions contemplated hereby.

12.20               Financials.  The Seller shall provide the Purchaser with access to the books and records of the Seller for the purpose of preparing audited financial statements for the Property with respect to the 2007, 2008, 2009 calendar years and stub 2010 period, such financial statements to be prepared at the Purchaser’s sole cost and expense.  The provisions of this Section 12.20 shall survive the Closing.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument as of the date first above written.

SELLER:

HUB REALTY COLLEGE PARK I, LLC, a Delaware limited liability company

By:	/s/ John A. Mannix
Name:	John A. Mannix
Its:	President & Chief Investment Officer

PURCHASER:

GOVERNMENT PROPERTIES INCOME TRUST, a Maryland real estate investment trust

By:	/s/ David M. Blackman
Name:	David M. Blackman
Its:	Treasurer & CFO

SCHEDULE A

Land

[See attached legal description.]

College Park

4700 River Road

College Park, MD

Legal Description

PARCEL 1

All that piece or parcel of land lying and situate in the 19th Election District of Prince George’s County, Maryland and being more particularly described as follows:

Lot numbered One (1), in Block lettered “C”, in the subdivision known as “LOT ONE, BLOCK C - RIVERSIDE”, as per plat thereof recorded in Plat Book NLP VJ 167 at plat 88 among the Land Records of Prince George’s County, Maryland.

Being in the 19th Election District of said County.

PARCEL 2

Together with a non-exclusive easement more particularly described in Storm Drainage easement to Prince George’s County, Maryland dated November 22, 1993 and recorded in Liber 9224 at Folio 718 among the Land Records of Prince George’s County, Maryland.

Together with a non-exclusive easement more particularly described in Declaration of Easement by Marlborough C.L., Inc. dated December 14, 1993 and recorded in Liber 9233 at Folio 463 among the Land Records of Prince George’s’ County, Maryland.

ii

SCHEDULE B

Rent Roll

[See attached copy.]

INDEX
Lease

1.                                       Office Building Lease, dated May 1, 2006, by and between Hub Acquisition Trust (“Landlord”) and NEXTEL Communications of the Mid-Atlantic, Inc. (“Tenant”).

INDEX

Lease

1.                                       Lease Agreement (GS-11B-30138), dated July 14, 1993, by and between Daniel I. Cotton, President, Marlborough C.L., Inc. (“Owner/Lessor”) and the United States of America (“Government/Lessee”).

2.                                       Supplemental Lease Agreement No. 1, dated February 17, 1994, by and between Riverside USDA Associates, LLC (“Owner/Lessor”) and the United States of America (“Government/Lessee”).

3.                                       Supplemental Lease Agreement No. 2, dated March 1, 1994, by and between Riverside USDA Associates, LLC (“Owner/Lessor”) and the United States of America (“Government/Lessee”).

4.                                       Supplemental Lease Agreement No. 3, dated March 15, 1995, by and between Marlborough C.L., Inc. /Riverside USDA Associates, LLC (“Owner/Lessor”) and the United States of America (“Government/Lessee”).

5.                                       Supplemental Lease Agreement No. 4, dated April 21, 1995, by and between Riverside USDA Associates, LLC (“Owner/Lessor”) and the United States of America (“Government/Lessee”).

6.                                       Supplemental Lease Agreement No. 5, dated April 26, 1995, by and between Riverside USDA Associates, LLC (“Owner/Lessor”) and the United States of America (“Government/Lessee”).

7.                                       Supplemental Lease Agreement No. 6, dated July 11, 1995, by and between Marlborough C.L., Inc. /Riverside USDA Associates, LLC (“Owner/Lessor”) and the United States of America (“Government/Lessee”).

8.                                       Supplemental Lease Agreement No. 7, dated July 25, 1995, by and between Riverside USDA Associates, LLC (“Owner/Lessor”) and the United States of America (“Government/Lessee”).

9.                                       Supplemental Lease Agreement No. 8, dated July 25, 1995, by and between Marlborough C.L., Inc. /Riverside USDA Associates, LLC (“Owner/Lessor”) and the United States of America (“Government/Lessee”).

10.                                 Supplemental Lease Agreement No. 9, dated July 25, 1995, by and between Riverside USDA Associates, LLC (“Owner/Lessor”) and the United States of America (“Government/Lessee”).

11.                                 Supplemental Lease Agreement No. 10, dated April 4, 1996, by and between Riverside USDA Associates, LLC (“Owner/Lessor”) and the United States of America (“Government/Lessee”).  Note: Novation Agreement changing name from Riverside USDA Associates, LLC to Rosecliffe Realty College Park I, LLC.

12.                                 Supplemental Lease Agreement No. 11, dated May 23, 1996, by and between Rosecliff Realty College Park I, LLC (“Owner/Lessor”) and the United States of America (“Government/Lessee”).

13.                                 Supplemental Lease Agreement No. 12, dated October 24, 1996, by and between Rosecliff Realty College Park I, LLC (“Owner/Lessor”) and the United States of America (“Government/Lessee”).

14.                                 Supplemental Lease Agreement No. 13, effective February 15, 1997, by and between Rosecliff Realty College Park I, LLC (“Owner/Lessor”) and the United States of America (“Government/Lessee”).

15.                                 Supplemental Lease Agreement No. 14, dated April 4, 1997, by and between Rosecliff Realty College Park I, LLC (“Owner/Lessor”) and the United States of America (“Government/Lessee”).

16.                                 Supplemental Lease Agreement No. 15, dated December 30, 1998, by and between Hub Acquisition Trust (“Owner/Lessor”) and the United States of America (“Government/Lessee”).

17.                                 Supplemental Lease Agreement No. 16, dated August 26, 1998, by and between Hub Acquisition Trust (“Owner/Lessor”) and the United States of America (“Government/Lessee”).

18.                                 Supplemental Lease Agreement No. 17 & 17A, dated October 14, 1999 & January 4, 2000, respectively, by and between Hub Acquisition Trust (“Owner/Lessor”) and the United States of America (“Government/Lessee”).

19.                                 Supplemental Lease Agreement No. 18, dated November 8, 1999, by and between Hub Acquisition Trust (“Owner/Lessor”) and the United States of America (“Government/Lessee”).

20.                                 Supplemental Lease Agreement No. 19, dated March 2, 2000, by and between Hub Acquisition Trust (“Owner/Lessor”) and the United States of America (“Government/Lessee”).

21.                                 Settlement Agreement, dated March 31, 2000, by and between Hub Realty College Park I, LLC and the General Services Administration.

22.                                 Supplemental Lease Agreement No. 20, dated April 4, 2001, by and between Hub Acquisition Trust (“Owner/Lessor”) and the United States of America (“Government/Lessee”).

23.                                 Supplemental Lease Agreement No. 21, effective February 15, 2002, by and between Hub Acquisition Trust (“Owner/Lessor”) and the United States of America (“Government/Lessee”).

24.                                 Supplemental Lease Agreement No. 22, dated July 8, 2002, by and between Hub Acquisition Trust (“Owner/Lessor”) and the United States of America (“Government/Lessee”).

25.                                 Supplemental Lease Agreement No. 23, dated February 5, 2003, by and between Hub Acquisition Trust (“Owner/Lessor”) and the United States of America (“Government/Lessee”). Not executed by Landlord

26.                                 Supplemental Lease Agreement No. 24, dated June 8, 2003, by and between Hub Acquisition Trust (“Owner/Lessor”) and the United States of America (“Government/Lessee”). Note: Signed by Lessee only

27.                                 Supplemental Lease Agreement No. 25 & 25 (Revised), dated June 18, 2003 & July 20, 2004, by and between Hub Acquisition Trust (“Owner/Lessor”) and the United States of America (“Government/Lessee”). Note: Signed by Lessee only

28.                                 Supplemental Lease Agreement No. 26 & No. 26 (Revised), dated January 23, 2004 & July 21, 2004, by and between Hub Acquisition Trust (“Owner/Lessor”) and the United States of America (“Government/Lessee”). Note: Signed by Lessee only

29.                                 Memorandum of Understanding Agreement, dated May 19, 2003, between REIT Management & Research LLC (RMR) and the United States Department of Agriculture (USDA) Animal And Plant Health Inspection Services (APHIS) Re: management of secure rooms

v

30.                                 Supplemental Lease Agreement No. 27, dated March 8, 2004, by and between Hub Acquisition Trust (“Owner/Lessor”) and the United States of America (“Government/Lessee”).

31.                                 Lease Renewal Notice Letter, dated July 20, 2004, from Lisa Richmond, Contracting Officer, DC Servicing Center, GSA to Hub Acquisition Trust.  Ten year renewal; expiring 2/13/2015.

32.                                 Supplemental Lease Agreement No. 28, dated January 11, 2005, by and between Hub Acquisition Trust (“Owner/Lessor”) and the United States of America (“Government/Lessee”).

33.                                 Letter, dated March 18, 2005, from Jennifer B. Clark, HRPT Properties Trust to Earl L. Segal.  Esq., Akin Gump Strauss Hauer & Feld LLP.                       Re: Alternative Purchase Price

34.                                 Supplemental Lease Agreement No. 29, dated June 2, 2005, by and between Hub Acquisition Trust (“Owner/Lessor”) and the United States of America (“Government/Lessee”).

35.                                 Supplemental Lease Agreement No. 30, dated June 2, 2005, by and between Hub Acquisition Trust (“Owner/Lessor”) and the United States of America (“Government/Lessee”).

36.                                 Letter, dated July 25, 2005, from Timothy C. Hutchens, CBRE to Tom Cicotello, REIT Management & Research LLC. Re: Renewal Option Increase

37.                                 Supplemental Lease Agreement No. 30 (misnamed should be SLA No. 31), dated December 23, 2005, by and between Hub Acquisition Trust (“Owner/Lessor”) and the United States of America (“Government/Lessee”).

38.                                 Supplemental Lease Agreement No. 32, dated March 24, 2006, by and between Hub Acquisition Trust (“Owner/Lessor”) and the United States of America (“Government/Lessee”). Note: Signed by Lessee only

39.                                 Supplemental Lease Agreement No. 33, dated March 8, 2007, by and between Hub Acquisition Trust (“Owner/Lessor”) and the United States of America (“Government/Lessee”). Note: Signed by Lessee only

40.                                 Supplemental Lease Agreement No. 34 (LMD30138), dated July 1, 2009, by and between Hub Acquisition Trust

(“Owner/Lessor”) and the United States of America (“Government/Lessee”).

41.                                 Supplemental Lease Agreement No. 35 (LMD30138), dated July 1, 2009, by and between Hub Acquisition Trust (“Owner/Lessor”) and the United States of America (“Government/Lessee”).

42.                                 Supplemental Lease Agreement No. 36 (LMD30138), dated September 9, 2009, by and between Hub Acquisition Trust (“Owner/Lessor”) and the United States of America (“Government/Lessee”).

SCHEDULE C

Form of Deed

[See attached copy.]

31468 185                  [ILLEGIBLE]

TAX ID NUMBERS: 13-3269586 AND 13-1440379

AFTER RECORDATION, PLEASE RETURN TO: Chicago Title Insurance Company 2000 M Street, N.W., Suite 610 Washington, DC 20036 Attn: R. Eric Taylor, Esq.	[ILLEGIBLE]

SPECIAL WARRANTY DEED

THIS SPECIAL WARRANTY DEED, made and entered into as of this 26 day of February 2010, by ACP/3300 75th AVENUE ASSOCIATES LLC, a Delaware limited liability company, having an address at 2350 Corporate Park Drive, Suite 110, Herndon, Virginia 20171, and qualified to do business in the State of Maryland (“Grantor”), to 3300 75th AVENUE LLC, a Delaware limited liability company, having an address at 400 Centre Street, Newton, Massachusetts 02458 (“Grantee”).

W I T N E S S E T H:

That for and in consideration of the sum of FORTY-THREE MILLION SIX HUNDRED FIFTY THOUSAND and 00/l00ths U.S. DOLLARS ($43,650,000.00), receipt of which is hereby acknowledged, Grantor does hereby grant, bargain and sell, convey, transfer and confirm, unto Grantee, its successors and assigns, fee simple absolute title to all of those parcels of land situate, lying and being in the County of Prince George’s, State of Maryland, being more particularly described in Exhibit A attached hereto and by this reference made a part hereof.

TOGETHER with all improvements thereupon and all and singular the tenements, hereditaments, rights-of-way, easements privileges, appurtenances, advantages and interests in leases to the same belonging or in any way appertaining; and

TOGETHER WITH all right, title and interest of Grantor in and to the land lying in the bed of any street, road or avenue, opened or proposed, in front of, abutting or adjoining the above-described real estate.

THIS CONVEYANCE is made and accepted subject to and with the benefit of [ILLEGIBLE] conditions and restrictions of record and affecting the above-described real estate.

TO HAVE AND TO HOLD the said described land and premises unto and [ILLEGIBLE] the use of Grantee, its successors and assigns, in fee simple absolute.

AND said Grantor covenants that it will warrant specially the premises hereby granted and conveyed; that it has done no act to encumber the said land; and that it will execute such further assurances of the said land as may be requisite.

AND GRANTEE, by its acceptance hereof, hereby assumes payment of all ad valorem real estate taxes attributable to the Property from and after the date hereof.

Grantor hereby certifies, under penalties of perjury, that the consideration paid or to be paid for this conveyance is $43,650,000.00.

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31468 186

IN WITNESS WHEREOF, Grantor has caused this Special Warranty Deed to be executed under seal as of the day and year first above written.

ACP/3300 75th AVENUE ASSOCIATES LLC,
a Delaware limited liability company

	By:	ACP/Bay Mid-Atlantic Investment Fund I LLC,
a Delaware limited liability company,
its Sole Member

		By:	ACP/Bay Mid-Atlantic I LLC,
a Delaware limited liability company,
its Manager

WITNESS:			By:	ACP/Bay Mid-Atlantic I Manager LLC,
a Delaware limited liability company,
its Manager

/s/ [ILLEGIBLE]				By:	/s/ Douglas E. Fleit	(Seal)
Name:					Douglas E. Fleit
Manager

COMMONWEALTH OF VIRGINIA		)
		)	ss:
COUNTY OF FAIRFAX		)

BEFORE ME, a Notary Public in and for the jurisdiction aforesaid, personally appeared this date Douglas E. Fleit, personally well known (or satisfactorily proven) to me to be the person whose name is subscribed to the foregoing and annexed Instrument, who, being by me first duly sworn, did depose and state that he is a Manager of ACP/Bay Mid-Atlantic I Manager LLC, which is the Manager of ACP/Bay Mid-Atlantic I LLC, which is the Manager of ACP/Bay Mid-Atlantic Investment Fund I LLC, which is the Sole Member of ACP/3300 75th AVENUE ASSOCIATES LLC, a Delaware limited liability company, which entity is a party to the foregoing and annexed Instrument; that the consideration recited in the foregoing and annexed Instrument is true and bona fide as set forth therein; and that he, being duly authorized so to do, executed said Instrument on behalf of said entity and acknowledged the same as its free act and deed for the uses and purposes therein contained.

WITNESS my hand and official seal this 26 day of February 2010.

/s/ [ILLEGIBLE]
Notary Public [ILLEGIBLE]

[ Notarial Seal ]	My Commission Expires:	My Commission Expires October 31, 2011

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31468 187

ATTORNEY CERTIFICATION

This is to certify that the within instrument was prepared by or under the supervision of the undersigned, an attorney duly admitted to practice before the Court of Appeals of Maryland.

/s/ Robert L. Gorham
Name: Robert L. Gorham

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31468 188

EXHIBIT A

PROPERTY DESCRIPTION

All that certain lot or parcel of land situate and lying in the 13th District of Prince George’s County, Maryland, and being more particularly described as follows:

Parcel “0-9” as shown on plat of subdivision entitled “Parcels ‘0-8’ and ‘0-9’, (Being a resubdivision of Parcels ‘0-5’ and ‘0-6’, Ardwick Industrial District) Ardwick Industrial District” recorded in Plat Book VJ188 at Plat No. 3 among the Land Records of Prince George’s County, Maryland, containing 8.9005 acres, more or less.

Tax ID Number 13-3269586

AND

All that certain lot or parcel of land situate and lying in the 13th District of Prince George’s County, Maryland, and being more particularly described as follows:

Parcel “0-7” in a subdivision known as “Parcels ‘0-5’, ‘0-6’ and ‘0-7’ (Being a resubdivision of Parcel ‘0-2’, Ardwick Industrial District and Parcels ‘C’ and ‘D’, Landover Gardens) Ardwick Industrial District”, as per plat thereof recorded in Plat Book NLP 133 at Plat No. 100 among the Land Records of Prince George’s County, Maryland.

Tax ID Number 13-1440379

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